Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports Second Quarter Profit;
Six Months Net Income Reaches $1.23 million
•	Net interest income increased $3.5 million over prior year’s second quarter and up $6.8 million for the six month period

•	Net interest margin improved 105 bps over prior year’s second quarter; year to date NIM of 3.96%

•	Provision for credit losses declined $5.9 million from prior year’s second quarter and declined $10.7 million for the six month period

•	Nonperforming assets declined from the first quarter despite workouts that resulted in a $7.6 million increase in troubled debt restructured loans

•	Excluding restructured loans, nonperforming loans fell 9% from first quarter 2010 and 25% from their highest level at June 2009

•	The Company maintained “well-capitalized” regulatory status; total risk-based capital improved to 12.62%

•	Core deposits increased 7% in the quarter and 14% year to date to $944 million

•	Excluding costs related to Other Real Estate Owned, efficiency improved to 67% in the second quarter

•	Tangible book value per common share increased $0.14 for the quarter and $0.16 for the year to $6.99
GREENSBORO, N.C., July 22, 2010 — NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported financial results for the three and six months ended June 30, 2010.
For the second quarter, net income totaled $854,000. After dividends and accretion on preferred stock, the Company reported a return to positive net income available to common shareholders of $124,000, or $0.01 per diluted share. These results compared to a net loss of $5.9 million in the second quarter a year ago. After dividends and accretion on preferred stock in the prior year’s second quarter, the net loss available to common shareholders was $6.6 million or $(0.42) per diluted share.
For the six months, net income totaled $1,227,000 and the net loss available to common shareholders was $233,000, or $(0.01) per diluted share, compared to a net loss of $9.5 million, and a loss of $10.9 million available to common shareholders, or $(0.70) per diluted share, in the first six months of 2009.
Results for the three and six months ended June 30, 2009 were negatively impacted by an industry-wide FDIC special assessment and certain other one-time expenses, which in total resulted in $1.5 million pre-tax, equal to $0.05 after tax per diluted common share.

Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “We are pleased with the continued improvement in our financial performance. Foremost, our credit-related costs are showing clear signs of improvement. Over the last 12 months, our nonperforming loans, net of troubled debt restructured credits, have declined 25% from their highest level in June 2009.”
Mr. Ridgill noted that “the economy continues to present challenges. However, we are increasingly confident that our disciplined actions during the past three years to aggressively recognize credit losses as problems emerged is leading us to a more rapid recovery than some of our industry peers. In 2009, as the flow of new problem credits slowed, we aggressively identified and charged-off losses in order to put these problems behind us. This is evidenced by our charge-off history. During this credit cycle that began in 2007, we have charged-off 5.8% of our highest loan balances, or $93.6 million.”
He reported that, “today we are seeing that while some new problems continue to emerge, they are generally less frequent, less severe and easier to identify. Consequently, as we look forward, we believe lower credit related costs and stronger operating efficiencies will result in continued improvements in our profitability.”
Net interest income, net interest margin continued to grow
Net interest income increased $3.5 million, or 25%, to $17.4 million for the second quarter this year from $13.9 million for the same quarter last year. Through six months, net interest income increased $6.8 million to $34.6 million compared to $27.8 million last year. The improvement was due primarily to lower interest expense on deposits resulting in a wider net interest margin. For the second quarter, the Company’s net interest margin was 3.96%, or 105 basis points higher than the same period a year ago. For the first six months, the Company’s net interest margin also totaled 3.96%, or 102 basis points higher than the same period a year ago.
The weighted average cost of deposits fell 121 basis points to 1.16% for the quarter ended June 30, 2010 compared with 2.37% for the same quarter the year before. Early last year, the Company’s deposit prices were negatively impacted by irrational pricing pressure from competing financial institutions. That situation caused intense margin pressure beginning in late 2008 and in the first two quarters of 2009 until the higher rate time deposits began to mature. In mid 2009, the Company began shifting its marketing and strategic focus away from higher cost time deposits and toward checking accounts and other core deposit relationships. In addition, softening loan demand and reduced liquidity demands have allowed the Company to significantly reduce its dependence on retail time deposits.
Core deposits, including noninterest bearing deposits, NOW, money market and savings accounts, increased $57.8 million, or 7%, for the quarter just ended. For the six months this year core deposits increased $119.1 million, or 14%, to $944 million as a result of growth in NOW balances, which increased $120 million. Certificates of deposit declined $51.7 million for the second quarter. The Company’s core deposits as a percentage of total deposits increased from 55% at December 31, 2009 to 61% at June 30, 2010.
The Company noted its net interest margin is expected to increase slightly in the third quarter as the cost of deposits and borrowings continue to decline. Near the end of the June quarter, the Company had $45 million of FHLB and other borrowings mature and renew at rates that declined by more than 400 basis points.
Balance Sheet
During the quarter, the Company originated $116 million of new loans, including $81 million held for investment; however, new loan originations continue to trail loan payoffs and other curtailments. This led to a $15.7 million decline in loan balances. Investments, other real estate owned (“OREO”), premises and equipment and other assets also declined during the quarter, resulting in an overall decline of $23.5 million in total assets. The cash from the decline in assets combined with the growth in deposit balances resulted in a $31.5 million reduction of FHLB and other borrowings. At June 30, 2010, the Company’s liquidity sources remained strong as unencumbered investments, available borrowing lines and access to wholesale deposits exceeded $400 million.
Shareholders’ equity increased $1.9 million to $166.7 million during the second quarter. This was due primarily to changes in accumulated other comprehensive income of $1.7 million. Tangible book value per common share rose to $6.99 at June 30, 2010, almost double the common stock market price at that date. At June 30, 2010, tier one capital as a percentage of average assets was 9.09% and total capital as a percentage of total risk weighted assets was 12.62%, well above the levels required to meet the “well capitalized” standards of 5% and 10%, respectively.
Noninterest Income
Noninterest income declined 10%, to $4.3 million, for this year’s second quarter compared with $4.7 million for the same quarter a year ago. For the first half of 2010, noninterest income declined to $7.7 million from $8.7 million. Noninterest income declined in part due to an increase in loss on sale of OREO, which increased $287,000 and $658,000 for the three and six months, respectively. Deposit service charge income also fell $223,000 for the quarter to $1.9 million and $434,000 for the six months to $3.8 million. With the anticipated regulatory changes in retail banking, there is greater uncertainty in the future revenue stream the Company will receive from its historic retail banking activities. Consequently, management has made certain changes in the fee structures on low balance accounts and other historically free services and products, which are expected to partially offset the effects of Regulation E changes. The Company has also taken steps to expand other noninterest fee business lines, including mortgage and investment income. Mortgage and investment revenues were up 43% and 36%, respectively, in the second quarter compared with the same period a year ago. Mr. Ridgill stated “Both mortgage and investment services are focus areas for us. The Company has added sales staff this year. We are actively exploring opportunities to grow noninterest income through acquisitions such as Bradford Mortgage, although organic recruitment of talent is likely to remain our best opportunity for growth in the near future.”
Noninterest Expense
Noninterest expense for second quarter 2010 was $15.8 million, a decrease of $2.3 million from $18.1 million in the second quarter 2009. For the first six months of 2010, noninterest expense was lower at $32.3 million, a decrease of $1.8 million from $34.1 million in the first six months of 2009. Noninterest expense for the three and six months ended June 30, 2009 included an industry-wide FDIC special assessment and certain other one-time expenses, which totaled $1.5 million. In addition, bankcard expense decreased $922,000 for the first six months of 2010 as a result of the Company’s sale of its merchant services portfolio in the third quarter 2009. The Company also reduced costs in the areas of furniture and equipment, occupancy and technology expense as a result of the closing of seven offices during the first half of 2010. These savings were offset by a substantial increase in OREO writedown and maintenance expenses, which grew from $396,000 in the first six months of 2009 to $1.9 million in the first half this year.
Mr. Ridgill commented, “We have made substantial improvement in the cost management culture of this organization. We are closely tracking our efficiency percentage and are pleased to report that, excluding the costs related to OREO, our efficiency improved to 67% for the current quarter, comparing favorably to 93% for the three months ended June 30, 2009.”

Asset Quality
Asset quality continues to show signs of improvement since June of 2009, when nonperforming loans reached their highest historical level. The Company’s most closely monitored non-performing assets are non-accruing loans excluding troubled debt restructures. These loans totaled $44.5 million at June 30, 2010, down $7.1 million since December 31, 2009 and down $11.7 million, or 21%, since June 30, 2009, when they were at their highest historical level.
Total non-performing assets decreased slightly to $85.4 million, or 4.42% of total assets at June 30, 2010, from $85.6 million, or 4.40% of total assets, at December 31, 2009. The Company has added $11.1 million to troubled debt restructured loans, offset by a $7.1 million decrease in non-accruing loans excluding troubled debt restructures and a $1.4 million decrease in OREO.
At the end of the second quarter, the allowance for credit losses totaled $33.1 million, 2.33% of total loans, or 56% of nonperforming loans. Excluding loans for which the full anticipated loss has been charged off, the allowance for loan loss totaled 132% of nonperforming loans compared to 113% at December 31, 2009. Mr. Ridgill reported, “Our results are improved because of the substantial write-downs we absorbed earlier in this credit cycle. We are also encouraged that there is greater liquidity in the commercial real estate markets. Values have dropped significantly; however, more and more buyers are pursuing options to purchase commercial real estate.”
Outlook
Mr. Ridgill reported the Company’s outlook for the remainder of the year: “Through six months this year our financial results have closely tracked our 2010 profit plan. This is true despite the fact that quality new loan opportunities have been less available than anticipated. In spite of the challenges from the economic overhang of our global economy, we are optimistic we will have a profitable year that will reward our shareholders and grow tangible book value. Tough actions we have taken throughout this credit cycle are resulting in improvements to our bottom line. We made realistic mark-to-market adjustments on our problem assets and established strategies to reduce expenses and improve our operating margins. These factors should benefit us for the rest of the year. While our net interest margin grew steadily from mid 2009 through March, the margin flattened in the June quarter as discussed previously. The margin should once again expand slightly in the September quarter as we benefit further from lower costs on FHLB and other borrowings and time and core deposits. While many have speculated about our need to raise capital and repay TARP funds, we have no immediate plans to do so. With so many favorable trends, we believe our shareholders will benefit by us taking time to further reduce our problem assets and improve our operating efficiencies so that when we seek to repay the TARP funds, investors will have greater clarity over the value of our Company.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
With approximately $1.9 billion of total assets, NewBridge Bank is one of the largest community banks in North Carolina, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 31 offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and Harrisonburg, VA.

Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,425,424	$18,951	5.33%	$1,552,215	$21,174	5.47%
Investment securities	357,047	4,490	5.04%	315,331	3,942	5.01%
Other earning assets	25,244	13	0.21%	109,622	99	0.36%

Total Earning Assets	1,807,715	23,454	5.20%	1,977,168	25,215	5.12%
Non-Earning Assets	137,206			128,399

Total Assets	$1,944,921	23,454		$2,105,567	25,215

Interest-Bearing Liabilities
Deposits	$1,381,625	3,984	1.16%	$1,526,442	9,010	2.37%
Borrowings	212,860	1,613	3.04%	225,731	1,846	3.28%

Total Interest-Bearing Liabilities	1,594,485	5,597	1.41%	1,752,173	10,856	2.49%
Demand deposits	166,465			158,709
Other liabilities	17,465			22,207
Shareholders’ equity	166,506			172,478

Total Liabilities and Shareholders’ Equity	$1,944,921	5,597		$2,105,567	10,856

Net Interest Income		$17,857			$14,359

Net Interest Margin			3.96%			2.91%
Interest Rate Spread			3.79%			2.63%

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,438,986	$38,381	5.38%	$1,574,540	$43,254	5.54%
Investment securities	348,806	8,799	5.09%	304,872	7,650	5.06%
Other earning assets	23,361	34	0.29%	98,548	162	0.33%

Total Earning Assets	1,811,153	47,214	5.26%	1,977,960	51,066	5.21%
Non-Earning Assets	138,392			130,862

Total Assets	$1,949,545	47,214		$2,108,822	51,066

Interest-Bearing Liabilities
Deposits	$1,374,256	8,286	1.22%	$1,523,497	18,578	2.46%
Borrowings	228,446	3,322	2.93%	234,124	3,672	3.16%

Total Interest-Bearing Liabilities	1,602,702	11,608	1.46%	1,757,621	22,250	2.55%
Demand deposits	162,968			156,791
Other liabilities	19,394			21,003
Shareholders’ equity	164,481			173,407

Total Liabilities and Shareholders’ Equity	$1,949,545	11,608		$2,108,822	22,250

Net Interest Income		$35,606			$28,816

Net Interest Margin			3.96%			2.94%
Interest Rate Spread			3.80%			2.66%

FINANCIAL SUMMARY
Period-End Balances
(Dollars in thousands)

	2010		2009
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Assets	$1,930,842	$1,954,292	$1,946,526	$2,009,544	$2,065,297
Loans	1,418,701	1,434,443	1,463,094	1,495,966	1,526,550
Investment securities	349,643	352,582	325,339	344,268	314,999
Earning assets	1,795,072	1,806,625	1,799,472	1,857,677	1,927,843
Noninterest-bearing deposits	165,160	168,414	156,040	159,725	160,827
Savings deposits	40,513	41,565	39,502	40,365	41,091
NOW accounts	391,333	326,751	271,208	211,570	180,555
Money market accounts	347,024	349,538	358,165	376,982	401,211
Time deposits	607,318	658,985	674,395	823,916	877,770
Interest-bearing liabilities	1,581,663	1,603,813	1,607,844	1,662,807	1,713,320
Shareholders’ equity	166,679	164,732	164,604	166,397	167,248
Asset Quality Data (Dollars in thousands)

Nonperforming loans:
Commercial nonaccrual loans, not restructured	$38,326	$42,869	$46,788	$44,889	$47,621
Commercial nonaccrual loans which have been restructured	8,915	4,406	1,777	1,747	2,893
Non-commercial nonaccrual loans	6,184	4,566	4,772	6,443	8,589

Total nonaccrual loans	53,425	51,841	53,337	53,079	59,103
Loans past due 90 days or more and still accruing	$649	$2,571	$3,450	$3,354	$3,792
Accruing restructured loans	5,379	2,300	1,442	1,260	1,169

Total nonperforming loans	59,453	56,712	58,229	57,693	64,064
Other real estate owned	25,966	29,316	27,337	19,031	16,030

Total nonperforming assets	$85,419	$86,028	$85,566	$76,724	$80,094
Net chargeoffs	7,370	4,042	8,629	16,010	7,783
Allowance for credit losses	33,081	35,524	35,843	38,902	44,104
Allowance for credit losses to total loans	2.33%	2.48%	2.45%	2.60%	2.89%
Nonperforming loans to total loans	4.19	3.95	3.98	3.86	4.20
Nonperforming assets to total assets	4.42	4.40	4.40	3.82	3.88
Nonperforming loans to total assets	3.08	2.90	2.99	2.87	3.10
Net charge-off percentage (annualized)	2.08	1.13	2.34	4.25	2.04
Allowance for credit losses to nonperforming loans	55.64	62.64	61.56	67.43	68.84
Allowance for credit losses to nonperforming loans, net of non-performing loans for which the full anticipated loss has been charged off	132.03	129.71	113.13	90.11	72.22
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:

	2007	2008	2009	2010	TOTAL
Gross loan chargeoffs	$9,412	$22,468	$38,494	$12,166	$82,540
Other real estate owned writedowns and losses	4,001	3,571	1,294	2,159	11,025

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$14,325	$93,565
Peak loans at September 30, 2008					$1,626,504
Chargeoffs, writedowns and losses to peak loans					5.75%

FINANCIAL SUMMARY
Income Statement Data
(Dollars in thousands, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Interest income:
Loans	$18,951	$21,174	$38,381	$43,254
Other	4,021	3,551	7,841	6,841

Total interest income	22,972	24,725	46,222	50,095
Interest expense	5,597	10,856	11,609	22,250

Net interest income	17,375	13,869	34,613	27,845
Provision for credit losses	4,928	10,853	8,651	19,371

Net interest income after
provision for credit losses	12,447	3,016	25,962	8,474
Noninterest income	4,259	4,726	7,689	8,740
Noninterest expense	15,818	18,093	32,288	34,076

Income (loss) before income taxes	888	(10,351)	1,363	(16,862)
Income taxes	34	(4,440)	136	(7,372)

Net income (loss)	854	(5,911)	1,227	(9,490)
Dividends and accretion on preferred stock	(730)	(729)	(1,460)	(1,459)

Net income (loss) available to common shareholders	$124	($6,640)	($233)	($10,949)

Net income (loss) per share:
Basic	$0.01	($0.42)	($0.01)	($0.70)
Diluted	$0.01	($0.42)	($0.01)	($0.70)

Other Data

Return on average assets	0.18%	(1.22)%	0.12%	(0.90)%
Return on average equity	2.05	(14.20)	1.42	(10.95)
Net yield on earning assets	3.96	2.91	3.96	2.94
Efficiency	70.47	94.16	73.98	90.05
Average loans to assets	73.29	73.72	73.81	74.66
Average loans to deposits	92.08	92.11	93.61	93.71
Average noninterest — bearing deposits to total deposits	10.75	9.42	10.60	9.33
Average equity to assets	8.56	8.19	8.44	8.22
Total capital as a percentage of total risk weighted assets	12.62	12.11	12.62	12.11

COMMON STOCK DATA

	2010		2009
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$3.51	$3.56	$2.22	$2.74	$2.07
High	5.28	4.34	2.78	3.11	2.70
Low	3.46	2.08	1.89	1.82	1.39
Book value	7.30	7.18	7.17	7.28	7.34
Tangible book value	6.99	6.85	6.83	6.94	6.98
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868